EXHIBIT 10.19

PARTNERSHIP INTEREST PURCHASE AGREEMENT

SALE AND PURCHASE

OF ALL PARTNERSHIP INTERESTS IN

HOTELGESELLSCHAFT M. UND W. VON RHEIN KG

September 10, 2014

TABLE OF CONTENTS

Section 1 Sale and Purchase of the Sold Interests		8

1.1	Agreement to Sell and Purchase the Sold Interests	8
1.2	Assignment of Sold Interests	9
1.3	Consent by general and limited partners, commercial register filing	9
1.4	Rights to profits	9

Section 2 Purchase Price		9

2.1	Purchase Price	9
2.2	Adjustment Amount	10
2.3	Payment of Purchase Price	10
2.4	Mode of Payment	10
2.5	Allocation and Distribution of Payments	11
2.6	VAT Treatment	11
2.7	Granting of Mortgage for Purchaser’s Bank	11

Section 3 Closing Date Financial Statements		12

3.1	Preparation of Closing Date Financial Statements	12
3.2	Accounting Principles	12
3.3	Review of Closing Date Financial Statements	12
3.4	Dispute Resolution	12
3.5	Final Amounts	13

Section 4 Closing		14

4.1	Closing Date	14
4.2	Actions on the Closing Date	14
4.3	Closing Protocol	15

Section 5 Representations and Warranties of Sellers		15

5.1	Authorization of Sellers	16
5.2	Due Organization of the Company	16
5.3	Ownership of Sold Interests	17
5.4	Financial Statements	18
5.5	Assets	19
5.6	Permits; Compliance with Laws; State Aid	20
5.7	Litigation, Disputes	22
5.8	Employees	22
5.9	Agreements	24
5.10	Insurance Coverage	27
5.11	Certain Transaction-Related Fees and Expenses	27
5.12	Conduct of Business since December 31, 2013	27
5.13	Bank Accounts	29

5.14	Correct Information.	29

Section 6 Representations and Warranties of Purchaser		30

Section 7 Covenants		30

7.1	Covenant not to Compete; Non-Solicitation	30
7.2	Confidentiality	31
7.3	Access to Information after Closing	31
7.4	Repairs to Air Conditioning System	32
7.5	Further Assurances; Cooperation	32
7.6	Company Cars	32

Section 8 Indemnification by Sellers		32

8.1	Indemnification Claim	32
8.2	Thresholds and Limitation of Liability	34
8.3	Survival Periods	34
8.4	Indemnification Procedures	34
8.5	No Additional Rights or Remedies	36

Section 9 Tax Indemnity		36

9.1	Definitions	36
9.2	Tax Indemnification	37
9.3	Tax Refunds	38
9.4	Preparation of Tax Returns and Payment of Tax	38
9.5	Cooperation on Tax Matters	38

Section 10 Environmental Indemnity		39

10.1	Definitions	39
10.2	Environmental Indemnity	40
10.3	Indemnification Procedure	40

Section 11 Miscellaneous		41

11.1	Notices; Power of Attorney; Process Agent	41
11.2	Public Disclosure, Confidentiality	42
11.3	Costs and Expenses	43
11.4	Entire Agreement	43
11.5	Amendments and Waivers	43
11.6	Governing Law; Jurisdiction	43
11.7	Interpretation	43
11.8	Joint and Several Debtors and Creditors	44
11.9	Severability	44

Table of Exhibits

Exhibit	Title

Exhibit 2.3	Purchase Price Adjustment Calculation

Exhibit 3.1	Form Purchase Price Adjustment Calculation

Exhibit 4.2.1	Application to Commercial Register

Exhibit 4.2.3	General Release and Discharge

Exhibit 4.3	Closing Protocol

Exhibit 5.2.2	Partnership Agreement

Exhibit 5.5.3	Excerpts from Land Register

Exhibit 5.5.4	Deficient Buildings, Facilities, Machinery and Materials

Exhibit 5.7	Litigation and Disputes

Exhibit 5.8.1	Key Employees

Exhibit 5.8.2	List of Employees

Exhibit 5.8.3	Material Collective Bargaining Agreements

Exhibit 5.8.6	Benefit Plans

Exhibit 5.8.9	Information Letter to Employees

Exhibit 5.9.1	Material Agreements

Exhibit 5.9.3	Outstanding Obligations or Liabilities

Exhibit 5.10	List of Insurance Policies

Exhibit 5.11	Liabilities vis-à-vis Third Parties

Exhibit 5.12	Actions Outside Ordinary Course of Business

Exhibit 5.13	Bank Accounts

Exhibit 11.1.2	Power of Attorney to Sellers’ Agent

Definitions

Term	defined in Clause
“2013 Financial Statements”	3.2
“Accounting Firm”	3.4.1
“Adjustment Amount”	2.2
“Agreement”	Recital
“Benefit Plans”	5.8.6
“BGB”	3.4.4
“Business Day”	11.7.5
“Closing Date Financial Statements”	3.1
“Closing”	4.1
“Closing Agreement”	5.1
“Company”	Recital
“Competing Business”	7.1.1
“Confidential Information”	7.2
“Discharge”	4.2.3
“Environmental Contamination”	10.1
“Environmental Law”	10.1
“Environmental Loss”	10.1
“Environmental Matter”	10.1
“Environmental Permit”	10.1
“Fixed Purchase Price”	2.1
“Hazardous Materials”	10.1
“HGB”	2.2
“Hotel”	Recital
“Indemnification Claim”	8.1
“Insurance Policies”	5.10.1
“Key Employees”	5.8.1
“Loan”	2.7
“Losses”	8.1.1
“Material Agreements”	5.9.1
“Money Laundering Laws”	5.6.4
“Mortgage”	2.7
“Mortgage Application”	2.7
“Parties”	Recital
“Party”	Recital
“Permits”	5.6.1
“Pre-Closing Date Period”	9.1
“Real Estate”	Recital
“ Preliminary Purchase Price”	2.3
“Purchase Price”	2.1
“Purchaser”	Recital

“Real Estate”	Recital
“Release”	10.1
“Seller”	Recital
“Seller 1”	Recital
“Seller 2”	Recital
“Seller 3”	Recital
“Seller 4”	Recital
“Seller 5”	Recital
“Sellers’ Account”	2.4
“Sellers’ Group”	Recital
“Sellers’ Knowledge”	Section 5c)
“Sellers’ Representative”	3.1
“Sold Interests”	Recital
“Sold Real Estate”	Recital
“State Aid”	5.6.3
“Tax Refund”	9.1
“Tax Return”	9.1
“Tax”	9.1
“Third Party Claim”	8.4.2
“Transaction”	Recital
“TWC”	Recital
“Warranties”	Section 5

PARTNERSHIP INTEREST PURCHASE AGREEMENT
(the “Agreement”)

Is by and among

Mr.  Klaus von Rhein
Pegasusstrasse 26

36041 Fulda, Germany

(hereinafter “Seller 1”)

Dr. Werner von Rhein
Zum Röhlingswald 5 D

36043 Fulda, Germany

(hereinafter “Seller 2”)

Mrs.  Mechtild von Rhein
Zum Röhlingswald 5 D

36043 Fulda, Germany

(hereinafter “Seller 3”)

Mrs. Claudia Gärtner-von Rhein
Wiesenmühlenstrasse 6

36037 Fulda, Germany

(hereinafter “Seller 4”)

Mr. Thomas von Rhein
Dittmannstrasse 40 B

85540 Haar, Germany

(hereinafter “Seller 5”)

(hereinafter also referred to individually as a “Seller” and collectively as the “Sellers”)

on the one hand

and

Trans World Hotels Germany GmbH
Hilzstraße 106
94469 Deggendorf, Germany

registered with the commercial register of the Local Court Deggendorf under HRB 3948

(hereinafter the “Purchaser”)

on the other hand.

Recitals

A.                                    The Sellers collectively own all general and limited partnership interests, as general partners and as limited partners respectively, in Hotelgesellschaft M. und W. von Rhein KG, registered in the commercial register of the local court (Amtsgericht) Offenbach under no. HRA 42050 (hereinafter referred to as “Company”). The Company owns and operates the hotel “Columbus” located in Seligenstadt, Germany (the “Hotel”), including the real estate on which the Hotel is located. Sellers will sell and transfer all general and limited partnership interests in the Company owned by Sellers (the “Sold Interests”) to Purchaser. Purchaser will buy and receive all but not less than all Sold Interests from Sellers, all subject to the terms and conditions of this Agreement (the “Transaction”).

B.                                    The partnership interests of the Company are owned by Sellers as follows:

Function	Name	Interest held in %	Fixed capital amounts in DEM
General partners	Mechtild von Rhein	35	175,000
(Komplementäre)	Dr. Werner von Rhein	35	175,000
	Klaus von Rhein	10	50,000

Limited partners	Claudia Gaertner-von	10	50,000
(Kommanditisten)	Rhein
	Thomas von Rhein	10	50,000

Total		100	500,000

Sellers, persons related to Sellers (Angehörige) within the meaning of Clause 15 German Fiscal Code (Abgabenordnung) and all entities (other than the Company) affiliated with Sellers within the meaning of § 15 of the German Stock Corporation Act (AktG) are referred to herein as the “Sellers’ Group”.

C.                                    Purchaser is registered in the commercial register of the local court (Amtsgericht) in Deggendorf, under no. HRB 3948 and has a share capital of € 25,000. Purchaser is a wholly-owned subsidiary of Trans World Hotels & Entertainment a.s. in the Czech Republic, which is, in turn, a wholly-owned subsidiary of Trans World Corporation (“TWC”), and which is the owner and operator of TWC’s European operations.

D.                                    The Company is the owner of a real property located in Seligenstadt, Germany, which consists of the following two land parcels:

(i)             land register of Seligenstadt-Froschhausen, folio 3099, sequential number 1, plot 8, land parcel 267, Am Reitpfad 4, with a registered land size of 3,498 m²; and

(ii)          land register of Seligenstadt-Froschhausen, folio 3161, sequential number 1, plot 8, land parcel 335, Am Reitpfad 7, with a registered land size of 1,050 m²

(together the “Real Estate”).

Prior to the signing of this Agreement, the Company has sold and conveyed (aufgelassen) to a third party related to the Sellers another land parcel located in Seligenstadt, registered in the land register of Seligenstadt-Froschhausen, folio 3099, sequential number 2, land parcel 337, Am Reitpfad 3, which is not part of this Transaction (the “Sold Real Estate”). The Parties intend to effect the sale and transfer of the Sold Real Estate to the Purchaser at a later point in time at conditions yet to be determined.

In consideration of the foregoing, Sellers and Purchaser, collectively hereinafter referred to as “Parties” and, each individually as a “Party”, agree as follows:

Section 1
Sale and Purchase of the Sold Interests

1.1                               Agreement to Sell and Purchase the Sold Interests

Upon the terms and subject to the conditions set forth in this Agreement, as of the date hereof, each Seller agrees to sell the Sold Interests owned by it, as further set out in Recital B., to Purchaser, and Purchaser agrees to acquire the Sold Interests as described herein, it being agreed and understood that the Parties view all sales and purchases as set out herein as part of one and the same indivisible transaction, as follows:

1.1.1                             Seller 1 hereby sells to Purchaser, and Purchaser agrees to acquire from Seller 1 on the Closing Date the Sold Interests held by Seller 1 in the Company;

1.1.2                             Seller 2 hereby sells to Purchaser, and Purchaser agrees to acquire from Seller 2 on the Closing Date the Sold Interests held by Seller 2 in the Company;

1.1.3                             Seller 3 hereby sells to Purchaser, and Purchaser agrees to acquire from Seller 3 on the Closing Date the Sold Interests held by Seller 3 in the Company;

1.1.4                             Seller 4 hereby sells to Purchaser, and Purchaser agrees to acquire from Seller 4 on the Closing Date the Sold Interests held by Seller 4 in the Company; and,

1.1.5                             Seller 5 hereby sells to Purchaser, and Purchaser agrees to acquire from Seller 5 on the Closing Date the Sold Interests held by Seller 5 in the Company.

1.2                               Assignment of Sold Interests

Sellers hereby assign the respective Sold Interests as sold according to Clause 1.1 to Purchaser and Purchaser accepts such assignment with legal and economic effect as of the date hereof, subject to the condition precedent that the Preliminary Purchase Price has been paid in full, such date being defined as the “Closing Date”.

1.3                               Consent by general and limited partners, commercial register filing

All Sellers in their capacity as general partners or limited partners of the Company hereby grant their explicit consent to the transfer of the Sold Interests hereunder.

The Parties are aware that as a result of the above sales and assignments the Company shall cease to exist as a separate legal entity under German law as of the Closing Date, and that the expiration of the Company on such date must be registered in the commercial register (Handelsregister) without undue delay. On the date hereof, Sellers and Purchaser shall jointly cause to be made all respective filings required to be made with the competent commercial register (Registergericht) in the appropriate form.

1.4                               Rights to profits

The Sold Interests are sold with the right to receive all undistributed profits of the Company for the current business year and prior business years. The sale includes in particular, the fixed capital account (Kapitalkonto I) of each Seller as well as the balances on the variable capital account (Kapitalkonto II) of each Seller.

Section 2
Purchase Price

2.1                               Purchase Price

The purchase price for the Sold Interests (the “Purchase Price”) shall be

a)                                   a cash payment of € 5,700,000 (in words: Euro five million seven hundred thousand) (the “Fixed Purchase Price”),

b)                                   plus (if the Adjustment Amount is positive) or minus (if the Adjustment Amount is negative), the Adjustment Amount as defined in Clause 2.2.

2.2                               Adjustment Amount

The “Adjustment Amount” shall mean, as of the Closing Date, (i) the aggregate amount of the Company of

a)                                   all receivables and other assets pursuant to § 266 para. 2 B. no. II German Commercial Code (Handelsgesetzbuch, “HGB”),

b)                                   the cash balances, Bundesbank balances, bank balances and checks pursuant to § 266 para. 2 B. no. IV HGB, and

c)                                    the deferred charges and prepaid expenses (aktive Rechnungsabgrenzungsposten) pursuant to § 266 para. 2 C. HGB less (ii) the aggregate amount of the Company of

d)                                   the accruals (Rückstellungen) pursuant to § 266 para. 3 B. HGB, and

e)                                    the accounts payable pursuant to § 266 para. 3 C. HGB.

2.3                               Payment of Purchase Price

On the date hereof, subject to Clause 2.7 and immediately after the satisfaction thereof, Purchaser will pay to the Sellers’ Account an amount equal to

a)                                   the Fixed Purchase Price

plus or minus

b)                                   an amount of € 252,166 (in words: Euro two hundred fifty-two thousand one hundred sixty-six) equaling the estimated Adjustment Amount calculated on the basis of the respective balance sheet figures as of 31 July 2014 according to the calculation attached hereto as Exhibit 2.3. Payment of the difference between the amount stated above and the Adjustment Amount, if any, shall be made after the Closing Date as set forth in Clause 3.5

(“Preliminary Purchase Price”).

2.4                               Mode of Payment

Any cash payments to be made under this Clause 2 shall be made in Euros by irrevocable wire transfer of immediately available funds to the following joint bank account of the Sellers (“Sellers’ Account”). Any payment shall be deemed to have been made upon receipt in the Sellers’ Account of the relevant amount in accordance with this Agreement on the Sellers’ Account net of bank charges, if any.

Account Holder:	M. u. W. von Rhein Verwaltungs-GbR
Bank:	Commerzbank AG, Filiale Fulda
IBAN:	DE10530400120201681401

2.5                               Allocation and Distribution of Payments

Of the Fixed Purchase Price an amount of € 4,850,000 shall be allocated to the Real Estate, of which € 636,720 shall be attributed to the land (Grund und Boden) and an amount of € 4,213,280 shall be attributed to the buildings located thereon (aufstehende Gebäude). The remaining amount shall be attributed to the inventory (Grundstückszubehör) and equipment (Betriebsausstattung) of the Hotel.

Sellers shall be responsible for allocating and distributing the payments received hereunder among themselves.

2.6                               VAT Treatment

The Parties agree that no valued added tax (Mehrwertsteuer) shall become due upon the sale and transfer of the Sold Interests (Geschäftsveräußerung im Ganzen). In case that a competent tax authority takes a different view, and the sale and transfer of the Sold Interests, in contrast to the joint view of the Parties, would be subject to VAT, the Purchaser shall be obliged to pay such VAT in addition to the Purchase Price, and the Sellers shall be obliged to provide the Purchaser with an invoice which satisfies the legal requirements for VAT-deduction (Vorsteuerabzug). In this case both Sellers and Purchaser hereby opt for the liability for VAT according to § 9 para. 1 UStG (Option zur Umsatzsteuer).

2.7                               Granting of Mortgage for Purchaser’s Bank

Sellers are aware that Purchaser has obtained bank financing in an amount of € 3,600,000 (in words: Euro three million six hundred thousand) to finance a portion of the Purchase Price (“Loan”). In order to ensure the disbursement of the Loan on the date hereof, Purchaser needs to procure the registration of a mortgage (Grundschuld) in an amount of € 3,600,000 (in words: Euro three million six hundred thousand) in favor of the lending bank (“Mortgage”). Sellers have signed an application for registration of the Mortgage (Bewilligung einer Grundschuld) in notarial form as required pursuant to § 29 Land Register Regulation (“GBO”) prior to the signing of this Agreement (the “Mortgage Application”) at the Purchaser’s cost and without any personal liability of the Sellers.

Section 3
Closing Date Financial Statements

3.1                               Preparation of Closing Date Financial Statements

As promptly as practicable, but not later than sixty (60) days from the Closing Date, Purchaser shall — after consulting with the Sellers — prepare or cause to be prepared and deliver to Seller 1 (“Sellers’ Representative”) in text form a calculation of the figures identified in Exhibit 3.1 as relevant for, and the calculation of the Adjustment Amount (“Closing Date Financial Statements”).

3.2                               Accounting Principles

The Closing Date Financial Statements shall be prepared as of the Closing Date in accordance with the generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) under the HGB, applied on a basis consistent with the principles used in the preparation of the individual financial statements of the Company as of December 31, 2013 (the “2013 Financial Statements”).

3.3                               Review of Closing Date Financial Statements

3.3.1                             Sellers shall have the opportunity to review the Closing Date Financial Statements during a period of sixty (60) days after receipt thereof. If Sellers believe that the Closing Date Financial Statements have not been prepared in accordance with the principles set forth in Clause 3.2, Sellers may, within such sixty (60) day period, deliver a notice to Purchaser disagreeing with Purchaser’s calculation and setting forth Sellers’ calculation of all relevant items and amounts. Any such notice of disagreement shall specify, in reasonable detail, those items and amounts as to which Sellers disagree and state the grounds for such disagreement.

3.3.2                             Purchaser shall, upon Sellers’ reasonable advance notice and during normal business hours, provide Sellers and their representatives access to all relevant books and records of the Company and allow them interviews with the Company’s managing directors and relevant employees, to the extent reasonably necessary and practicable for the purpose of Sellers’ review pursuant to Clause 3.3.1.

3.4                               Dispute Resolution

3.4.1                             If Sellers have duly delivered a notice of disagreement in accordance with Clause 3.3.1 and the Parties are unable to reach an agreement within a period of thirty (30) days following the receipt of such notice by Purchaser, either Party may refer the remaining differences to Ernst & Young Frankfurt (the “Accounting Firm”). If the Accounting Firm is not available and the Parties cannot mutually agree upon another Accounting Firm within two weeks after either Party has requested its appointment, the Accounting Firm shall be appointed, upon request of either Party, by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf (Germany).

3.4.2                             Purchaser and Sellers shall cooperate in good faith with and assist, and shall cause their respective accountants and the Company to cooperate in good faith with and assist, the Accounting Firm in the conduct of its review. Such cooperation and assistance shall include, without limitation, the making available to the Accounting Firm of all relevant books and records of the Company and any other information relating to the Company without undue delay.

3.4.3                             The Accounting Firm, acting as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter), shall, based on the standards set forth in Clauses 2.2 and 3.2, decide whether and if so to what extent the Closing Date Financial Statements require adjustment. The Accounting Firm shall limit its determination to the scope of the dispute between the Parties.

3.4.4                             The Parties shall instruct the Accounting Firm to deliver its written opinion (including reasons for the Accounting Firm’s decision on each disputed item) to them no later than two (2) months after the dispute has been referred to it (or within any other period mutually agreed among the Parties). The decision of the Accounting Firm shall be conclusive and binding on the Parties (within the limits set forth in § 319 of the German Civil Code (“BGB”)) and shall not be subject to any appeal. The fees and disbursements of the Accounting Firm shall be shared between Sellers on the one hand and Purchaser on the other hand in proportion to their respective success and defeat as determined by the Accounting Firm.

3.5                               Final Amounts

If the Adjustment Amount determined in accordance with this Clause 3 is higher or lower than the amount paid on the Closing Date pursuant to Clause 2.2 lit. b), the respective Party shall pay any difference to the other Party within ten (10) Business Days after the Adjustment Amount has finally been determined. Any payments to be made under this Clause 3.5 shall be made in Euros by irrevocable wire transfer of immediately available funds to the bank account of the receiving party as noticed in writing to the paying party. Any payment shall be deemed to have been made upon receipt in the receiving party’s bank account of the relevant amount in accordance with this Agreement.

Section 4
Closing

4.1                               Closing Date

The closing (“Closing”) of this Agreement shall occur on the Closing Date. Title, possession and risk of loss for destruction or damage to the Real Estate, the Hotel or any assets owned or used by the Company shall pass to Purchaser upon completion of the Closing.

4.2                               Actions on the Closing Date

On the Closing Date, immediately following the signing of this Agreement, the Parties shall take, or cause to be taken, the actions set forth below, which shall be taken simultaneously (Zug um Zug).

Each Seller shall provide, effect, execute and deliver, or cause to be provided, effected and delivered:

4.2.1                             the application to the commercial register which is duly signed in notarial form as required by § 12 HGB by all Sellers, to file the changes of ownership of the Sold Interests and the extinction (Erlöschen) of the Company with the commercial register; all as attached in draft form as Exhibit 4.2.1;

4.2.2                             the Company shall sign and deliver the Mortgage Application to the notary handling the registration in the commercial and land registers and instruct the notary to file the Mortgage Application as set forth in Clause 2.7;

4.2.3                             a general release, discharge and indemnity, as attached in draft form as Exhibit 4.2.3, on behalf of themselves, for the benefit of Purchaser from any and all liabilities to such Sellers or any other member of the Sellers’ Group, including any and all claims or causes of action, actual or contingent, whether known or unknown, that any Seller has against the Company, regardless of the legal cause of such claims or causes of action (the “Discharge”). The Discharge shall also include any and all loans and other indebtedness of the Company to the Sellers or any of them, if any, in particular to the loans given by Sellers 1 and 4;

4.2.4                             all books and records of the Company with the exception of the accounting documents for the business years 2003 to 2013 which shall remain with the Sellers to be available for future field audits (Betriebsprüfungen), all means of access to the Hotel and the Real Estate (e.g., key cards, keys, etc.) as well as immediate physical possession (unmittelbare Besitzverschaffung) of the Hotel and the Real Estate and all assets located thereon and sold pursuant to this Agreement so as to ensure the smooth and continuous operation of the Hotel;

4.2.5                             immediately after the Closing, the Parties shall jointly conduct an inventory taking of the Hotel relating to (i) food and beverages and (ii) consumables (e.g., cleaning materials, toilet paper, tissues, soaps, vanity items, etc.); for the avoidance of doubt, the results of such inventory taking shall not lead to an (upward or downward) adjustment of the Purchase Price;

4.2.6                             Purchaser shall effect on the Closing Date payment to the Sellers’ Account of the Preliminary Purchase Price.

4.3                               Closing Protocol

Following the completion of the Closing, the Parties shall sign a closing protocol substantially as attached in draft form as Exhibit 4.3.

Section 5
Representations and Warranties of Sellers

The Sellers, as joint and several debtors (Gesamtschuldner), except for the Warranties in Clauses 5.1 and 5.3 in respect of which the Sellers act as separate debtors, hereby represent and warrant to Purchaser in the form of independent guarantees pursuant to § 311 BGB (any such representations, warranties and guarantees, as contained in this Clause 5 or any other provision of this Agreement referred to herein as “Warranties”) that the statements set forth in this Clause 5 are true and correct as of the date hereof, except that Warranties which are expressly made as of a specific date shall be true and correct only as of such date. The Warranties in Clauses 5.1 and 5.3 are given by each Seller only with regard to him- or herself or with regard to the Sold Interests sold by such Seller, respectively.

For the purpose of this Clause 5 and any other Warranties contained in this Agreement,

a)                           the scope and content of each Warranty of Sellers contained in this Agreement and Sellers’ liability arising thereunder shall be exclusively defined by the provisions of this Agreement (and shall, in particular, be subject to the limitations set forth in Clause 8 below), which shall be an integral part of the Warranties of Sellers, and no Warranty of Sellers shall be construed as a seller’s guarantee (Garantie für die Beschaffenheit oder Haltbarkeit der Sache) within the meaning of §§ 443 and 444 BGB;

b)                           the Warranties contained in this Agreement shall, unless expressly otherwise referred to therein, apply regardless of any knowledge, negligence or other fault of Sellers;

c)                            no Warranty shall be affected by any knowledge or constructive knowledge on the part of Purchaser or its representatives or any disclosure in any document made available to Purchaser, except as expressly set forth otherwise herein;

d)                           “Sellers’ Knowledge” shall mean the actual knowledge (positive Kenntnis) after due inquiry of Persons who are in a position to know, or grossly negligent failure to know (grob fahrlässige Unkenntnis) of any Seller, as applicable.

5.1                               Authorization of Sellers

5.1.1                             As applicable, each Seller is of the age of majority, has no legal incapacity, has had experienced counsel of his choice provide him with legal advice with respect to this Agreement, has read and understands the terms and conditions of this Agreement, and has the full legal right and power under the law of his place of residence to enter into a legally binding contract. The execution and performance by Sellers of this Agreement are within each Seller’s legal powers. Sellers are fully authorized to execute this Agreement and any agreement and release contemplated hereby to which Sellers are a party (a “Closing Agreement”) and to perform their obligations hereunder and thereunder and to consummate the Transaction and all other transactions contemplated hereby and thereby. This Agreement has been duly executed by Sellers and Sellers shall duly execute and deliver each Closing Agreement. Assuming due authorization and execution by Purchaser, this Agreement constitutes, and each Closing Agreement shall constitute, a valid and binding agreement of each of the Sellers, enforceable against each of them in accordance with its terms herein.

5.1.2                             The execution and performance of this Agreement by Sellers require no approval, authorization, registration, consent or make any filing by or with, any governmental authority or other third party and do not violate any applicable law, decision by any court, arbitrator or governmental authority, agreement or obligation binding on Sellers.

5.1.3                             There is no lawsuit, investigation or proceeding pending or to Sellers’ Knowledge threatened against any Seller or the Company before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or delay, or may otherwise have an adverse effect on Sellers’ ability to consummate the Transaction.

5.2                               Due Organization of the Company

5.2.1                             The Company is a limited liability partnership (Kommanditgesellschaft) duly formed and validly existing under German law.

5.2.2                             Exhibit 5.2.2 contains a true and correct copy of the partnership agreement of the Company. Purchaser is aware that in this document, Seller 1 is listed as a limited partner (Kommanditist), but has subsequently become a general partner (Komplementär) of the Company, without such change having been reflected in the wording of the partnership agreement.

5.2.3                             The Company is not a party to any agreement (Unternehmensvertrag) within the meaning of §§ 291 and 292 of the German Stock Corporation Act (AktG), any agreement under the laws of any other jurisdiction which would permit any third party to control the Company or obligate it to transfer its profits to any such third party, or any other agreement granting any such third party any rights in respect of corporate governance or profits of the Company.

5.2.4                             No bankruptcy, insolvency, liquidation or similar proceeding (whether mandatory or voluntary) is pending, and no filing for such proceedings has been made or is required, with respect to the Company. The Company has not entered into any moratorium agreement or similar agreement with its creditors, nor has it stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent.

5.2.5                             The execution and performance of this Agreement shall not; (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement or other instrument to which the Company is a party or by which it is bound, including but not limited to any debt instrument, or (ii) to Sellers’ Knowledge result in the imposition of any lien, claim or encumbrance upon any material asset of the Company or otherwise adversely affect the Company’s right to use any of the material assets currently owned or used by it.

5.3                               Ownership of Sold Interests

5.3.1                             The Sold Interests are (directly or indirectly) legally and beneficially owned by Sellers as set forth in Recitals A and B and sold under this Agreement. The Sold Interests are duly authorized and validly issued. Sellers are the unrestricted owners of the Sold Interests as set forth in Recitals A and B.

5.3.2                             The Sold Interests are free and clear of any liens, encumbrances, other rights of third parties or other defects of title (Rechtsmängel), and there are no pre-emptive rights, rights of first refusal, options, subscription rights or other rights (whether absolute or contingent) of any third party to purchase or acquire any of the Sold Interests. Neither Sellers nor the Company are, with respect to the Sold Interests, bound by any agreement (including voting trust agreements - Stimmbindungsverträge), restrictions or obligations relating to any rights under the Sold Interests. There are no silent partnerships in respect of the Company and no third party owns any indirect participations (Unterbeteiligung) in any of the Sold Interests or in the revenues or profits of the Company.

5.3.3                             The capital contributions of the Sold Interests of the limited partners (Haft- bzw. Kommanditeinlage) are fully paid up and have not been repaid in violation of § 172 para. 4 first sentence HGB, nor has any Seller received any withdrawal payments in violation of § 172 para. 4 second sentence HGB, and there is no obligation to make any additional payment or other contribution with respect to any of the Sold Interests.

5.3.4                             The Sold Interests represent all of the partnership interests of the Company. There are no securities of the Company convertible into or exchangeable for interests in the Company. Neither the Sellers nor the Company have any obligation to issue any interests in the Company or securities convertible into or exchangeable for such interests, and no third party has any right (whether absolute or contingent) to acquire any such interests or securities.

5.3.5                             The Company does not hold any interest or participation in any other company, corporation or other legal entity whatsoever in any jurisdiction.

5.4                               Financial Statements

5.4.1                             The 2013 Financial Statements have been prepared in accordance with the generally accepted accounting principles applicable to the Company, applied on a consistent basis (such consistency to include, for the purposes of this Clause 5.4, the consistent use of any discretionary rights — Bilanzierungs- und Bewertungswahlrechte). The 2013 Financial Statements give a true and fair view, in accordance with the applicable generally accepted accounting principles, of the assets and financial condition of the Company as of December 31, 2013 and of the results of operations of the Company for the period from January 1, 2013 to December 31, 2013.

5.4.2                             The interim financial statements (balance sheet and profit and loss statement) for the Company as of July 31, 2014, as delivered to Purchaser prior to the date hereof, have been prepared on a consistent basis and in accordance with past practices for interim financial statements. These interim financial statements give a true and fair view of the assets and financial condition as well as profit and loss statement of the Company for the period from January 1, 2014 to July 31, 2014.

5.4.3                             All books and records (including accounting and tax records) of the Company have been properly kept materially in accordance with applicable law, are in the Company’s unrestricted possession and materially reflect all transactions that are required to be reflected therein pursuant to applicable law and any applicable accounting principles. Such books and records are in the Company’s unrestricted possession.

5.5                               Assets

5.5.1                             The Company has valid title to, and is legal and beneficial owner of, all property and assets (whether real, personal, tangible or intangible) reflected in the 2013 Financial Statements or acquired by it since December 31, 2013, except for: (i) properties and assets disposed of since such date in the ordinary course of the Company’s business, (ii) customary rights of retention of title (handelsübliche Eigentumsvorbehalte).

5.5.2                             The assets referred to in Clause 5.5.1 are not encumbered with, and the Company is not under any obligation to grant or create, any liens, pledges, mortgages, charges, claims, options or other security interests or encumbrances of any kind in favor of any third party except for customary liens, pledges or other security rights in favor of suppliers, mechanics, workers, landlords, carriers and the like. There are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any real property or any other assets owned by the Company or to request the granting of any rights or encumbrances in such assets.

5.5.3                             The Company is the sole and unrestricted owner of the Hotel and the Real Estate. Exhibit 5.5.3 contains true, complete and up-to-date copies of all excerpts from the land register of the Real Estate. As of the date hereof, such excerpts correctly reflect all facts required to be registered therein, no applications for registration with the land register are pending and there are no facts which are not registered therein, but would require a registration. The Company has the right to use and occupy the Hotel and the Real Estate, as currently conducted, pursuant to all applicable planning, zoning or building laws and is in exclusive and, as of the date hereof, undisturbed possession thereof. Neither a Seller (directly or indirectly) nor the Company has leased or granted any right to use or occupy all or any portion of the Hotel and the Real Estate to a third party. The Hotel and the Real Estate have access to public roads, water supply, sewer facilities, electricity, gas, telephone, internet and other necessary public utilities. Neither the Company nor any Seller (directly or indirectly) is a party to any agreement providing for, or otherwise bound by, any covenant, restriction, burden or obligation adversely affecting the use, occupation or operation of the Hotel or any Real Estate by the Company (including zoning and building restrictions). The Company has not granted any mortgage, pledge, encumbrance or other security interest in the Hotel and the Real Estate, except as shown in the excerpts from the land register for the Real Estate, nor is it under any obligation to do so. The current uses of the Hotel and the Real Estate, the occupancy thereof and the business operations therein comply with all material applicable building, zoning and land use requirements, and do not violate or conflict with any contractual obligations where such breach would reasonably be expected to result in a material adverse change to the Hotel or the Real Estate. To Sellers’ Knowledge there are no development encumbrances or any unregistered using rights or neighborhood restrictions of the Hotel and the Real Estate. All contribution payments for ground and facilities development works in accordance with § 123 et seq. of the German Building Act that have fallen due as at this date, have been fully paid.

5.5.4                             To Sellers’ Knowledge, the buildings, improvement facilities, machinery and equipment which are owned or used by the Company and are material for the business as currently conducted by it have no material defects, are in good operating condition and repair (except for ordinary wear and tear) and have been properly and regularly maintained and comply in all material respects with applicable laws, except as set forth in Exhibit 5.5.4. The Company does not own, lease, license or possess any fixed tangible assets which are not used in, or required for, its business as currently conducted and the disposal of which may result in material obligations for the Company. All permits of public authorities necessary for the use of the Hotel and the Real Estate and its buildings as it is been used currently have been obtained.

5.5.5                             The inventories of the Company have been maintained in the ordinary course of business and are sufficient and adequate for the current operation of its business in accordance with past practice. Such inventories are in accordance with past practice in substance, not obsolete and are substantially free from any defects and saleable or usable in the ordinary course of business, consistent with past practice.

5.5.6                             Subject to Clause 5.6 below, the Company has available to it, as owner or on the basis of valid lease, license or similar agreements, all assets (whether real, personal, tangible or intangible, including information technology and know-how and any documentation relating thereto) and services (by employees or any third parties) which are necessary or required by it in order to continue to conduct its business (as currently conducted) in the ordinary course consistent with past practice. No Seller owns any assets used in the business conducted by the Company.

5.6                               Permits; Compliance with Laws; State Aid

5.6.1                             To Sellers’ Knowledge, the Company has all governmental, regulatory and other permits, licenses, authorizations and consents which are required under any applicable law in order to operate its business as currently conducted (the “Permits”). To Seller’s Knowledge, no Permit has been cancelled, revoked or restricted by any competent authority and no such authority has notified the Company in writing that it shall or may cancel, revoke, restrict or otherwise change the terms thereof, any Permit or otherwise change any terms and conditions thereof, nor, to Sellers’ Knowledge, are there any other circumstances which may reasonably be expected to result in any such cancellation, revocation restriction or change, with the exception of the restaurant permit (Gaststättenerlaubnis) for the operation of the Hotel which will automatically expire (erlöschen) if Seller 1 and/or Seller 2 withdraw from the operating business of the Company.

5.6.2                             To Sellers’ Knowledge, the Business of the Company is, and (to the extent any non-compliance in the past may still be relevant as of today or in the future) has been, conducted, in all material respects, in compliance with all applicable laws in all countries and jurisdictions in which the Company operate and all Permits, in particular, without limitation, in compliance with antitrust laws, employment laws, social securities laws and corporate laws. As of the date hereof, the Company has not received any pending notice of any failure or alleged failure to comply with such laws or Permits or is, to Sellers’ Knowledge, under investigation with respect to any such failure or alleged failure. To Sellers’ Knowledge, no Company or director or officer of the Company has been registered with respect to any such failure in any register maintained by any governmental authority (including the German Bundeszentralregister or Gewerbezentralregister).

5.6.3                             The Company has not received any aid, public grants, allowances and other subsidies (“State Aid”) at any time.

5.6.4                             Neither the Sellers nor the Company, nor, to the Seller’s Knowledge, any director acting on behalf of the Company: (i) has, at any time, used any Company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, to secure any improper advantage or otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment; or (ii) is directly or indirectly owned or controlled by, a Person (including but not limited to a “specially designated national” or “blocked person” under such statutes) that is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the proceeds from this Transaction will not go, directly or indirectly, to any such Person. To the Seller’s Knowledge, the operations of the Company are and have been conducted at all times in compliance with all applicable financial record keeping and reporting requirements, anti-terrorist financing legislation and money laundering statutes of all applicable jurisdictions and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to Money Laundering Laws is pending or, to the Knowledge of the Sellers, threatened.

5.7                               Litigation, Disputes

Except as set forth in Exhibit 5.7, as of the date hereof,

5.7.1                             the Company is not a party to, or otherwise involved in, any civil, criminal or administrative action, suit, investigation or other proceeding before any court, arbitrator or governmental authority which involves an amount in excess of € 10,000 each or is otherwise material for the Company’s Business (it being understood that, for the purpose of determining such amount or materiality, any proceedings relating to the same or similar matters shall be aggregated);

5.7.2                             no proceeding as referred to in Clause 5.7.1 has been threatened or announced against the Company in writing or, to Sellers’ Knowledge, in any other manner; and

5.7.3                             the Company is not subject to any judgment, order, decree or settlement that imposes any outstanding or ongoing material obligation on the Company or is otherwise material for the Company’s Business.

5.8                               Employees

5.8.1                             Exhibit 5.8.1 contains a true and complete list, as of the date hereof, of all employees of the Company whose annual salary (including any fixed minimum bonus, but excluding any variable or discretionary bonus and any benefits) is in excess of € 50,000 (the “Key Employees”). True and complete copies of the employment agreements of all Key Employees, as in effect as of the date hereof, including all amendments and side agreements, have been delivered to Purchaser prior to the date hereof. As of the date hereof, no notice of termination of any such employment agreement has been given, and no Key Employee has expressed the intention to terminate his or her employment with the Company.

5.8.2                             Exhibit 5.8.2 contains a list, true and correct in all material respects, as of the date hereof, of all employees of the Company (including part-time employees and trainees (Auszubildende), including, for each person, its function, age, date of employment as well as the entire remuneration (including fixed salary, vacation payments, company car, bonus payments, direct insurance, pension agreement, if any, etc.) granted by the Company to such person for the year from January 1, 2013 to December 31, 2013 and for the year ending December 31, 2014.

5.8.3                             Exhibit 5.8.3 contains a true and complete list, as of the date hereof, of all material collective agreements and material standard practices (e.g. betriebliche Übungen, Gesamtzusagen) by which the Company is bound. The Company is in full compliance with any such agreements, plans, schemes and practices. The Company is not bound by any collective bargaining agreements (Tarifverträge), but is in compliance with the agreements published by D.E.H.O.G.A. (German Hotel Association).

5.8.4                             There are no redundancy, work-sharing or short-time working schemes of the Company which constitute a change of operations (Betriebsänderung) within the meaning of § 111 of the German Shop Constitution Act (Betriebsverfassungsgesetz) or require, under applicable law, any consent by or consultation with any workers’ council or other body of employee representatives and which are currently in effect. The Company does not have any outstanding obligation or liability under such schemes or any other outstanding obligations vis-à-vis employees other than in the ordinary course of business. The Company is not bound by any restriction as to the closure, downsizing or other restructuring affecting the workforce of any of its businesses (or portions thereof), except for any restrictions under mandatory law.

5.8.5                             Since January 1, 2013, there have not been any (i) strikes or material work stoppages, (ii) there are no claims pending or to Sellers’ Knowledge, threatened, with employees relating to compensation, injury, illness, discrimination or disability resulting from their employment or unfair labor practices, and (iii) all remunerations (including but not limited to, holiday benefits, sales incentives, bonuses of any kind) have been paid by Sellers. The Company is in material compliance with all applicable laws and orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation, and has not engaged in any unfair labor practice.

5.8.6                             Exhibit 5.8.6 correctly sets forth each: (i) pension plan, agreement, program, policy, commitment or arrangement (including retirement, widows’, dependants’ and disability pensions) and old-age part-time schemes, (ii) other employee benefit plan, agreement, program, policy, commitment or arrangement (whether funded or unfunded, on a defined benefit or defined contribution basis, or otherwise) relating to retirement, death, disability, welfare benefits, medical benefits or anniversary payments, and (iii) severance, retention, employment, indemnification, consulting, “change of control”, bonus, incentive (equity-based, equity-related or otherwise), deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, in each case (under clauses (i), (ii) and (iii))  sponsored, maintained, entered into or contributed to, or required to be sponsored, maintained, entered into or contributed to, by the Company. All the plans, agreements, programs, policies, commitments and arrangements set forth, or required to be set forth, in Exhibit 5.8.6 (the “Benefit Plans”) are and have been established, amended and operated in accordance with their terms and applicable law. Any adjustments of pensions under the Benefit Plans have been made to the maximum extent permitted by applicable law. True and complete copies of the following have been delivered to Purchaser prior to the date hereof: (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, written descriptions thereof), including any amendments thereto, and (ii) the two most recent actuarial valuations for each Benefit Plan (if any). Any pension or other obligations of the Company under the Benefit Plans have been fully funded based on reasonable actuarial assumptions and applicable laws or, to the extent not funded, have been fully reflected in the 2013 Financial Statements in accordance with applicable accounting principles. All contributions to the pension security fund (Pensionssicherungsverein) (or similar funds or institutions under the laws of any jurisdiction other than Germany) have been duly and timely paid. There are no pending or threatened claims against any Benefit Plan.

5.8.7                             The Company has not: (i) implemented any profit participation plans or stock option plans, or (ii) granted, directly or indirectly, any loans to shareholders, directors, officers or employees. or (iii) entered into any agreement, arrangement or understanding with any employees of the Company which would provide any of them any claims to any preferential treatment (e.g. reduced room rates at the Hotel) or other economic benefits outside their regular employment agreements, if any, which would cause any financial detriment to the Company.

5.8.8                             The Company has no works council nor have election proceedings for the establishment of a works council (Wahlverfahren zur Bildung eines Betriebsrates) been commenced.

5.8.9                             By letter as of the date hereof, the Company will inform all of its employees of the Transaction by means of an information letter, a sample copy of which is attached hereto as Exhibit 5.8.9.

5.9                               Agreements

5.9.1                             Exhibit 5.9.1 contains a true and complete list of all of the following agreements by which the Company is bound or under which it may still have any obligation or liability (“Material Agreements”):

a)                           agreements relating to the acquisition, sale or encumbrance of any shareholding, business or real estate or of any other fixed asset, provided the consideration or value of such other fixed asset exceeds € 10,000;

b)                           joint venture, partnership or cooperation agreements relating to the conduct of the business of the Company;

c)                            rental and lease agreements which relate to the Hotel and the Real Estate and/or the operations of the Company and provide for annual payments of € 10,000 or more or are for a remaining duration exceeding two years as of the date hereof;

d)                           loan agreements, bonds, mortgages, notes or other agreements relating to financial debt (including finance leases, sale and leaseback arrangements, asset backed financing or securitization agreements); agreements which grant or create any lien, pledge or other security interest in any assets of the Company in respect of any such financial debt;

e)                            agreements with distributors, sales agents and other resellers or sales representatives which are either exclusive or account for more than 10% of the revenues of the Company in 2013;

f)                             any long-term agreements (Dauerschuldverhältnisse) of any type other than those referred to above (i) which provide for outstanding payments in excess of € 5,000 or (ii) which provide for an annual consideration in excess of € 20,000 and may not be terminated by the Company on less than six months’ notice and/or without a penalty.

5.9.2                             True and complete copies of all written Material Agreements, as presently in effect, have been delivered to Purchaser prior to the date hereof. To Sellers’ Knowledge, all Material Agreements have been validly entered into on behalf of the Company, are valid and binding obligations of the Company, and are in full force and effect and fully enforceable in accordance with their terms. No written notice of termination has been given, nor, to Sellers’ Knowledge, has any such termination been threatened or announced, to the Company or any Seller with respect to any Material Agreement. Neither the Company nor, to Sellers’ Knowledge, any third party to any Material Agreement is in default or breach under any such agreement, except for any default or breach which would not entitle the other party to terminate or amend any such agreement and shall not result in damage or other claims of the other party in excess of € 10,000 per agreement.

5.9.3                             Except as set forth in Clause 5.8 or Exhibit 5.9.3, the Company is not bound by, or has any outstanding obligation or liability under, any of the following agreements:

a)                           agreements with Sellers (including employment or service agreements or arrangements relating to group charges) or any person related (nahestehend) to a Seller;

b)                           acquisition or similar agreements entered into at any time after the formation of the Company which require any corporate approval or registration in any company register in order to be valid or enforceable;

c)                            agreements relating to the sale or disposal of shareholdings, businesses or real estate, which provide for any outstanding payment or indemnification obligations;

d)                           loans, guarantees, letters of credit, indemnities or suretyships issued by the Company, or by any third party on behalf of the Company (with a recourse claim against the Company) or agreements under which the Company provides a security interest in any of its assets, in each case with respect to any indebtedness of a third party;

e)                            subordination agreements (Rangrücktrittserklärungen);

f)                             agreements relating to forward transactions, futures, options, swaps or other derivatives or hedging arrangements;

g)                            arrangements for the financing of the Company with discounted bills;

h)                           any agreements or arrangements relating to the factoring, securitization or discounting of trade receivables;

i)                               agreements with consultants or advisors which provide for annual (fixed or minimum) fees in excess of € 10,000 or cannot be terminated within a period of three (3) months after the date hereof without payment to be made to the consultant or advisor;

j)                              agreements (excluding customary territorial restrictions in supplier or reseller agreements) that materially limit the freedom of the Company to compete in any line of business or geographic area or with any third party;

k)                           agreements with change of control provision;

l)                               licenses by which the Company is granted the right to use Intellectual Property material to the conduct of its business, other than licenses for commercial software that is “off-the-shelf” or widely available;

m)                       joint ventures, partnerships or similar contracts or agreements involving a sharing of profits, losses, costs or liabilities by the Company;

n)                           agreements entered into outside the ordinary course of the Company’s business.

5.9.4                             The office space lease of the Company for the premises in Wiesenmühlenstraße 4, 36037 Fulda has been terminated.

5.10                        Insurance Coverage

5.10.1                      Exhibit 5.10 contains a true and complete list of all insurance policies relating to the assets, Business or operations of the Company (other than company car, accident or travel insurance policies resulting in annual premiums of less than € 500 per policy) (the “Insurance Policies”), setting forth for each the insurer, insured party, policy number, insured risk and amount, applicable deductibles and annual premium.

5.10.2                      To the extent indicated in Exhibit 5.10, true and complete copies of the Insurance Policies have been delivered to Purchaser prior to the date hereof. All Insurance Policies are in full force and effect and no notice of cancellation or termination has been issued or received by the Company. The Company has duly paid all premiums and is in compliance with all other obligations under such insurance policies (including all obligations relating to any notifications and other actions required for the insurance coverage). No Insurance Policy shall terminate or may be terminated or modified by the insurer as a result of the consummation of the Transactions. Coverage under all Insurance Policies, as in effect as of the Closing Date, shall continue, (x) in full force and effect under the current policy terms after the Closing Date; and (y) in the event of their termination, with respect to events occurring prior to their termination.

5.10.3                      As of the date hereof, no claims by the Company are pending under any of such policies, except for the claims set forth in Exhibit 5.10. With respect to any of the claims set forth in Exhibit 5.10, coverage has not been questioned, denied or disputed by the insurer.

5.11                        Certain Transaction-Related Fees and Expenses

Except as set forth in Exhibit 5.11, the Company does not have any obligation or liability to pay any fees or commissions or to reimburse any monies to any broker, finder, agent, consultant, counsel or other third party (including any Seller) with respect to this Agreement or the Transaction. Sellers, jointly and severally, hereby agree to indemnify and hold Purchaser harmless with respect to any claim for fees and commissions by any such Person. This provision is separate and apart from the indemnity provisions in Section 8 and in particular the limitations provided for therein (with the exception of Clause 8.2.4), but is subject to the Indemnification procedures as stated in Clause 8.4.

5.12                        Conduct of Business since December 31, 2013

During the period between December 31, 2013 and through the Closing Date, except as disclosed in Exhibit 5.12, the Business of the Company has been conducted in the ordinary course, in a manner consistent with past practice, and the Company has not taken, or committed to take, any of the following actions nor has any of the following events occurred with respect to the Company:

5.12.1                      any change of the partnership agreement of the Company, any merger, spin-off, complete or partial liquidation or dissolution or similar corporate reorganization; any other material restructuring of the business organization of the Company (whether or not requiring any corporate action);

5.12.2                      any withdrawals or any profit transfer to any Seller or any third party profit participation; any repayment or redemption of any interests in the Company; any payment or transfer to, or other transaction with, any Seller or any member of Sellers’ Group not made on arm’s length terms;

5.12.3                      any acquisition, encumbrance or divestiture of: (i) a shareholding in any other entity or any business; or (ii) any partnership capital increase commitments (put option granted);

5.12.4                      any guarantee or the granting of any security interest, or otherwise the incurrence of any off-balance sheet liability (whether contingent or otherwise) by the Company in respect of any indebtedness of any third party;

5.12.5                      any investment in, or the making of any loan to, any other company or Person;

5.12.6                      any action qualifying as a change of operations (Betriebsänderung) within the meaning of § 111 of the German Shop Constitution Act (Betriebsverfassungsgesetz) or other restructuring or action materially affecting the workforce which requires any consent by or consultation with anybody of employee representatives;

5.12.7                      any change in any method of accounting or accounting practice or policy, other than as required by a concurrent change of general accounting principles;

5.12.8                      the initiation of any material litigation before any state or federal court, governmental agency or arbitration tribunal; or

5.12.9                      any material adverse change, meaning any force majeure event (fire, flood, earthquake, storm, hurricane or other natural disaster, war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity) has occurred which, individually or together with related events, has, or is reasonably likely to have, a negative economic impact on the Company exceeding € 500,000;

5.12.10               any mortgage, pledge or agreement to incur any material lien on any portion of the assets of the Company including, but not limited to, the Hotel and/or the Real Estate;

5.12.11               the sale, assignment or transfer of any material portion of the tangible assets of the Company, except in the ordinary course of business;

5.12.12               the sale, assignment or transfer of any of its material Intellectual Property;

5.12.13               any material capital expenditures or commitments therefor, except in the ordinary course of business;

5.12.14               any revaluation of any of the Company’s assets, including, without limitation, writing down the value of any assets or inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

5.12.15               any delay or postponement of the payment of accounts payable and other liabilities outside the ordinary course of business;

5.12.16               any material damage, destruction or loss (unless covered by insurance) to the Company’s property;

5.12.17               except for normal increases in the ordinary course of business, or as required by previously existing contract, increased the compensation or benefits payable to any of its officers or employees;

5.12.18               the entry into any agreement, arrangement or commitment to take any actions specified in this Clause 5.12, except for this Agreement.

5.13                        Bank Accounts

Exhibit 5.13 sets forth a list of all bank accounts, and all safe deposit boxes, maintained by the Company, and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, authorized to obtain access thereto.

5.14                        Correct Information

All documents, certificates, written reports or written statements furnished by Sellers or on behalf of Sellers to Purchaser in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects. Sellers are not aware of any other facts, except for existing and/or planned legislation, material to the Business as conducted on the Closing Date, operations, condition (financial or otherwise), liabilities, assets, earnings or working capital of the Company or the Hotel and the Real Estate.

Section 6
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers as follows, as of the date hereof:

a)                                    Purchaser is a limited liability company duly incorporated, validly existing and in good standing under the laws of Germany and has all corporate powers required to carry on its business as presently conducted.

b)                                    The execution and performance by Purchaser of this Agreement are within Purchaser’s corporate powers, do not violate the articles of association or by-laws of Purchaser and have been duly authorized by all necessary corporate actions on the part of Purchaser.

c)                                     Assuming compliance with any applicable requirements under applicable merger control laws and other regulatory laws, the execution and performance of this Agreement by Purchaser require no approval or consent by any governmental authority or other third party and do not violate any applicable law or decision by any court or governmental authority, agreement or obligation binding on Purchaser. In particular, no merger control clearance under German or EU law is required for the consummation of the Transaction.

d)                                    There is no lawsuit, investigation or proceeding pending against, or to Purchaser’s knowledge as of the date hereof, threatened in writing against Purchaser before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

Section 7
Covenants

7.1                               Covenant not to Compete; Non-Solicitation

For a period of three years from the Closing Date, none of Sellers shall, directly or indirectly,

7.1.1                             engage in any business competing with the Company’s business as conducted as of the Closing Date in Seligenstadt, Germany (a “Competing Business”), acquire or hold any interest in a Competing Business or advise or assist any Competing Business; provided, however, that the acquisition of a non-controlling interest of less than 5% in a publicly listed company or group shall be exempt from the covenant not to compete;

7.1.2                             solicit for employment any of the then current employees of the Business;

7.1.3                             solicit or otherwise interfere with any then current relationship between the Company and any other Person, including but not limited to, customers, booking agents, vendors or suppliers;

7.1.4                             utilize any internet site, trade name, trade dress, mark, name, advertisement, announcement or public notice or persona that is confusingly similar to the name, image, likeness or business of the Hotel as utilized as of the Closing Date; or

7.1.5                             take any action, in writing, orally or electronically, or publish, transmit or otherwise communicate, publicly or privately which does, is intended to, or would reasonably be expected, to harm the Company, its Business, its affiliates, and their respective directors, officers, employees or agents, or its or their reputation or which would reasonably be expected to lead to unwanted or unfavourable publicity, ridicule, defamation, condemnation, scorn, or humiliation.

7.2                               Confidentiality

For a period of three years after the Closing Date, Sellers shall keep confidential and not disclose to any third party any proprietary business information or trade secrets of the Company (“Confidential Information”), other than those which have become publicly known through no fault of the Sellers or which the Sellers are required to disclose in order to comply with any legal requirements, which requirement shall not have been caused by the acts of Sellers.

7.3                               Access to Information after Closing

As of the Closing Date, Seller shall as soon as reasonably practicable afford to Purchaser and its representatives access to accounting, financial and other records or information relating to the Company which are available to the Sellers and shall further, to the extent that such records or information relate to the Company, provide them copies thereof at their specific request and at their expense. For the avoidance of doubt, all accounting documents of the Company relating to the business years 2003 to 2013 shall remain with the Sellers to be available for future field audits (Betriebsprüfungen). Sellers and Purchaser shall not, for a period of ten (10) years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records, or any portions thereof relating to the Company and to periods on or prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty days prior written notice to the respective other Party and offering to surrender to them such books and records or such portions thereof.

7.4                               Repairs to Air Conditioning System

Purchaser acknowledges that the new air conditioning system which has been installed in the Hotel has defects with respect to the condensated water sensors (Kondensatfühler). Remediation efforts in this regard are under way. Sellers shall procure that such remediation efforts are completed as soon as reasonably possible and shall be entitled to conduct such remediation efforts without taking instructions from the Purchaser. Any costs relating to such efforts which (i) have not been paid on the Closing Date, (ii) have not been taken into account in calculating the Adjustment Amount, and (iii) cannot be recovered from a third party, including an insurance company, shall be paid by Sellers to Purchaser up to a maximum amount of EUR 100,000.

7.5                               Further Assurances; Cooperation

7.5.1                             Sellers shall execute, or cause to be executed, all agreements and documents and take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

7.5.2                             Each Party agrees to do, promptly and at its own expense, anything reasonably requested by the other Party (such as transferring domain names and other Intellectual Property, obtaining consents, signing and producing documents, getting documents completed and signed) as may be necessary or desirable to give full effect to the provisions of this Agreement and to the Transaction.

7.5.3                             Each Party shall act in good faith, promptly as reasonably practicable answer any communication received from the other side and make itself available to discuss any issue raised.

7.6                               Company Cars

The Parties agree that out of the cars currently used by the Company, only the Honda Accord (license plate FD-VR 88) and the VW Caddy (license plate FD-VR 77) shall continue to be used for the operation of the Hotel.

Section 8
Indemnification by Sellers

8.1                               Indemnification Claim

8.1.1                             Subject to the provisions contained in this Clause 8, Sellers shall — as joint and several debtors, unless provided for otherwise in Clause 5 — indemnify and hold Purchaser harmless from any Losses (as defined below) asserted against, incurred or suffered by Purchaser or the Company as a result of any inaccuracy or breach of any Warranty contained in Clause 5 or any violation of a covenant, agreement or undertaking contained in this Agreement (“Indemnification Claim”); provided that Seller may first try to remedy the breach (if such breach is capable of being remedied) within a time period of two months after Sellers’ Representative has been notified of such breach pursuant to Clause 8.4 below (unless such remediation would not reasonably be possible or practicable). For the purpose of this Agreement, “Losses” shall mean the amount necessary to put the respective Party into the position it would have been in had the event or action that triggered the Indemnification Claim not occurred, provided, however, that (i) consequential damages (Folgeschäden), (ii) any lost profits (entgangener Gewinn) and (iii) internal administration or overhead costs of the Purchaser are excluded.

8.1.2                             Any Indemnification Claim made hereunder shall have the nature of a reduction of the Purchase Price.

8.1.3                             Sellers shall not be liable for, and Purchaser shall not be entitled to bring any Indemnification Claim for Losses under or in connection with this Agreement if and to the extent that

a)                           the matter to which the Indemnification Claim relates has specifically been taken into account and is set forth in the Closing Date Financial Statements by way of a liability (Verbindlichkeit), reserve (Rückstellung), or depreciation (Abschreibung), or exceptional depreciation (außerplanmäßige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigsten beizulegenden Wert);

b)                           the amount of the Indemnification Claim is or could reasonably have been recovered from a third party or under an insurance policy in force on the Closing Date within one year from the date of the notice of the Indemnification Claim, provided that the foregoing exception shall not apply if and to the extent that Purchaser has validly assigned its claims against such third party or insurer to Sellers who hereby accept such assignment, if any;

c)                            the Indemnification Claim results from a failure of Purchaser or the Company to mitigate damages pursuant to § 254 BGB;

d)                           the matter to which the Indemnification Claim relates, is known (including grossly negligent failure to know (grob fahrlässige Unkenntnis), as of the Closing Date, to the Purchaser or its representatives;

e)                            the matter to which the Indemnification Claim relates, was disclosed to

Purchaser in this Agreement or its Exhibits.

8.2                               Thresholds and Limitation of Liability

8.2.1                             Sellers shall not be liable under this Clause 8 in respect of any individual Indemnification Claims to the extent such individual or the aggregate of the Indemnification Claims is below € 10,000, provided however that: (i) all claims or series of claims having a similar initiating fact or cause or having the same object or origin shall be taken into account as one single claim, and (ii) if the total amount of the individual claim or such series of claims according to lit. (i) exceeds the amount of € 10,000 (in words: Euro ten thousand) at any time, Sellers shall indemnify the whole amount of such claim or claims starting with the first Euro (Freigrenze).

8.2.2                             Sellers’ total liability for Indemnification Claims in Clause 8.1.1 together with any liability under the indemnities in Clauses 9 and 10 shall be limited to an aggregate amount equal to 40% of the Purchase Price.

8.2.3                             Irrespective of any other provision in this Agreement, the limitations set forth in Clause 8.2.1 and 8.2.2 shall not apply with respect to the Warranties contained in Clauses 5.1, 5.2,  5.3 and 5.7.

8.2.4                             The total liability of Sellers under this Agreement shall be limited to an amount equal to the Purchase Price.

8.3                               Survival Periods

Except as expressly stated otherwise herein, any Indemnification Claim of Purchaser shall be time-barred (verjähren) upon the expiration of two (2) years from the Closing Date. As an exception to the foregoing, claims under the Warranties contained in Clauses 5.3.1 and 5.3.2 (ownership of Shares and absence of third-party rights in Shares) shall be time-barred after ten years from the Closing Date.

8.4                               Indemnification Procedures

8.4.1                             In the event of an Indemnification Claim, Purchaser shall as soon as reasonably practicable (in any event within six (6) weeks) after Purchaser has become aware of the inaccuracy, breach or violation, notify the Sellers in writing of such inaccuracy, breach or violation.

8.4.2                             In order for Purchaser to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against Purchaser (a “Third Party Claim”), Purchaser shall deliver notice thereof to Sellers’ Representative promptly after receipt by such Purchaser of actual knowledge of any Loss or of written notice of the Third Party Claim (in any event within 6 weeks thereof), describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Sellers from any of their obligations under this Section 8 except to the extent that the Sellers are prejudiced by such failure.

8.4.3                             The Sellers shall have the right, upon written notice to Purchaser within thirty (30) days of receipt of notice from Purchaser of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Sellers with counsel selected by the Sellers and reasonably satisfactory to Purchaser. If the Sellers assume the defense of such Third Party Claim, Purchaser shall have the right to employ separate counsel and to participate in the defense thereof (and the Sellers’ counsel shall cooperate therewith), but the fees and expenses of such counsel shall be at the expense of Purchaser. If the Sellers assume the defense of any Third Party Claim, Purchaser shall, at the Sellers’ out-of-pocket expenses (excluding legal and other advisory fees) cooperate with the Seller in such defense and make available to the Sellers all witnesses, pertinent records, materials and information in Purchaser’s possession or under Purchaser’s control relating thereto as is reasonably required by the Sellers. Whether or not the Sellers assume the defense of a Third Party Claim, Purchaser shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim or enter into any judgment or settlement involving any relief without the Sellers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Sellers assume the defense of any Third Party Claim, the Sellers shall not, without the prior written consent of Purchaser, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the Purchaser, (ii) does not include an unconditional written release by the claimant or plaintiff of Purchaser from all liability in respect of such Third Party Claim, or (iii) imposes any restrictions or other equitable remedies on Purchaser or any obligation on Purchaser other than solely the payment of money damages for which Purchaser will be fully indemnified hereunder.

8.4.4                             In the event Purchaser should have an Indemnification Claim against the Sellers hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Purchaser, Purchaser shall deliver notice of such Indemnification Claim promptly to the Sellers’ Representative describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Sellers from any of their obligations under this Section 8 except to the extent that the Sellers are prejudiced by such failure. The Sellers shall pay any undisputed Indemnification Claim within (30) thirty days after receipt thereof.

8.4.5                             No claim may be asserted against the Sellers for any Third Party Claim or any breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by the Sellers’ Representative describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the second anniversary of the Closing Date, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved. The Sellers shall take no action to avoid receipt of the notices hereunder or the payment of legitimate claims of Purchaser.

8.4.6                             In the event the Sellers fail to engage counsel for Purchaser under Clause 8.4.3 above within the time period allotted, then Purchaser may engage counsel of its choice and direct such counsel to render its invoices to the Sellers who shall pay such invoices within (30) thirty days of receipt.

8.5                               No Additional Rights or Remedies

Purchaser’s rights arising out of a breach of the Warranties or any violation of a covenant, agreement or undertaking contained in this Agreement shall be exclusively governed by the terms of this Agreement. To the extent permitted by law and except for any claims for, fraud or willful misconduct (Vorsatz), any statutory rights including the statutory representations and warranties (§§ 434 et seq. BGB), any statutory precontractual or contractual obligations (§ 311 (1) and (2) BGB) not explicitly contained in this Agreement and any claims for frustration of contract (§ 313 of the BGB) are hereby excluded.

Section 9
Tax Indemnity

9.1                               Definitions

The following terms, as used in this Clause 9, shall have the following meanings:

“Pre-Closing Date Period” means any Tax assessment period (e.g. Veranlagungszeitraum under German tax laws) ending on or before the Closing Date or the portion up to the Closing Date of any Tax assessment period (Veranlagungszeitraum) beginning before and ending after the Closing Date.

“Tax” for purposes of this Section 9, means any tax (Steuer) within the meaning of § 3 of the German Tax Code (Abgabenordnung, AO), social security contribution, or other contribution or charge imposed by any governmental or other public authority

(including, but not limited to, any withholding on amounts paid to or by any person), in each case such term including any interest, penalty, fine or addition thereto excluding, to the extent the relevant tax assessment (Steuerfestsetzung) or tax declaration (Steueranmeldung) has been made after the Closing Date, late payment fine (Säumniszuschlag) and including any Tax for which an entity or person is (jointly or secondarily) liable under any law, agreement or otherwise.

“Tax Refund” means any repayment of any Tax, received in cash or by way of set-off with any other Tax liability.

“Tax Return” means any return, declaration, report, claim for refund, notice, form or information relating to any Tax, including any schedule or attachment thereto.

9.2                               Tax Indemnification

9.2.1                             Purchaser is obliged to notify the competent tax authority of the commencement of a new business (Betriebseröffnung) within the meaning of § 138 (1) of the General Tax Code (Abgabenordnung, AO) with no undue delay but in no case later than 20 Business Days after the Closing Date.

9.2.2                             Sellers, as joint and several debtors, shall indemnify the Purchaser from a potential liability of the Purchaser pursuant to § 75 AO or § 11 para. 2 of the Land Tax Act (Grundsteuergesetz, GrStG).

9.2.3                             With regard to any Tax for which Purchaser seeks reimbursement or indemnity under this Clause 9, Purchaser shall (i) provide to the Sellers Representative without undue delay, at the latest (14) fourteen days prior to the expiration of the legal objection deadline (Rechtsbehelfsfrist), a copy of the respective tax assessment notice or liability claim notice, (ii) file in due course a legal objection notice (Rechtsbehelf) upon the reasonable request of the Seller, and (iii) conduct the legal remedy procedures as reasonably instructed by the Seller, all at Sellers’ expense that will be promptly reimbursed upon demand.

9.2.4                             Any indemnification claim of the Purchaser under this Clause 9 shall become time barred six months after the respective tax notice or liability claim notice has become final, binding and irrevocable (formell und materiell bestandskräftig), provided however, that once Sellers are on notice of an indemnification claim hereunder, such claim shall survive until it has been resolved. Indemnification claims under this Clause 9 are not subject to the amount or time limitations set forth in Clause 8.

9.2.5                             Sellers shall indemnify and hold Purchaser harmless against all Taxes imposed on Purchaser by way of a binding assessment (formell bestandskräftiger Bescheid) which is neither preliminary (vorläufig) nor subject to the statutory reservation for review by the relevant Tax Authority

(Vorbehalt der Nachprüfung), if and to the extent such Taxes (i) relate to the activities of the Company during any period ending on or prior to the Closing Date and (ii) have not been paid by the Closing Date or have not been included in the Closing Date Financial Statements by way of a liability (Verbindlichkeit) or a reserve (Rückstellung). For the avoidance of doubt, it is expressly agreed that the aforementioned indemnity also covers tax risks resulting from the activities of legal entities which were contributed to, or the assets of which were taken over by, the Company, in particular, but not limited to, the following entities: “Beteiligungsgesellschaft M. von Rhein (GbR)” and “Franz Carl Nüding Basaltwerke GmbH & Co. KG”.

9.2.6                             Any indemnity payment pursuant to this Clause 9 shall become due within sixty (60) days after Purchaser has notified Sellers in writing of the respective Tax (such notice to include copies of all relevant Tax assessments), but in no event earlier than ten (10) Business Days before the relevant Tax becomes due and payable to the competent Taxing Authority.

9.3                               Tax Refunds

Purchaser shall pay to Sellers the amount of any Tax Refund received by the Company and relating to any Pre-Closing Date Period, except to the extent that any such Tax Refunds are shown as an asset in the Closing Date Financial Statements and/or have been included in the calculation of the Adjustment Amount. Purchaser shall notify Sellers of any assessment of such Tax Refunds as soon as reasonably practicable. Any amount payable to Sellers pursuant to this Clause 9.3 shall be due and payable within twenty (20) Business Days after the Tax Refund has been received by the relevant Company.

9.4                               Preparation of Tax Returns and Payment of Tax

Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or on behalf of the Company for periods ending on or before the Closing Date and shall timely pay, or cause to be timely paid, all Taxes payable under such Tax Returns.

9.5                               Cooperation on Tax Matters

After the Closing Date, Purchaser and Sellers shall reasonably cooperate and shall cause their representatives to reasonably cooperate with each other in connection with all Tax matters relating to any Taxes payable by the Company for any period through the current financial year, including the preparation and filing of any Tax Return or the conduct of any Tax audits, investigations or other proceedings. Cooperation between Purchaser and Sellers shall include (but shall not be limited to) the making available by either Party to the respective other Party of all books and records and the assistance of all officers and employees, to the extent necessary in connection with such Tax matters. Any out-of-pocket expenses reasonably incurred by either

Party in connection with any such cooperation shall be borne by the respective other Party requesting such cooperation.

Section 10
Environmental Indemnity

10.1                        Definitions

The following terms, as used in this Clause 10, shall have the following meanings:

“Environmental Contamination” means any Hazardous Materials (as defined below), pollutants, contaminants or other substances that are existing in the soil, buildings or installations, groundwater or surface water or air and are required to be cleaned up, contained or investigated or otherwise remedied or addressed by the Company pursuant to any Environmental Law (as defined below);

“Environmental Law” means any law or regulation or other legally binding rule imposing standards of conduct, technical norms or standards or liability, Environmental Permits and requests of any government, court or authority, in each case relating to pollution, Hazardous Materials, protection of human health or safety or the environment (including ambient air, surface water, groundwater or land surface) with respect to, or otherwise relating to, any Environmental Matter, as in effect from time to time;

“Environmental Loss” means any costs and expenses (including clean-up, containment and investigation costs and expenses incurred in connection with any building or expansion activities after the Closing Date), liabilities, damages and other Losses (whether direct or consequential) related to any Environmental Matter incurred or suffered by Purchaser, or the Company;

“Environmental Matter” means any matter which relates to the use, handling, manufacturing or generation, distribution, collection, transportation, storage, disposal, cleanup or Release of Hazardous Materials or waste, to health and safety or otherwise to the protection of the environment, natural resources or endangered or threatened species;

“Environmental Permit” means any permit, registration, approval, consent, filing or other authorization required under any Environmental Law;

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form and polychlorinated biphenyls; and (b) any contaminant, pollutant, waste, chemical or other hazardous or toxic materials and all other materials and substances controlled, prohibited or regulated under or by any Environmental Law, or with respect to which any liability may arise or be imposed under any Environmental Law;

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

10.2                        Environmental Indemnity

10.2.1                      Subject to the provisions contained in this Clause 10, and only if and to the extent any individual or aggregate of the Environmental Loss exceeds € 10,000 (in words: Euro ten thousand), Sellers shall, as joint and several debtors, indemnify Purchaser from any Environmental Losses incurred by Purchaser or the Company for all Environmental Losses (starting at the first Euro) once the Environmental Losses exceed € 10,000 (Freigrenze) which arise out of:

a)                           any Environmental Contamination caused or existing prior to or on the Closing Date for which Purchaser is responsible or liable under any Environmental Law (at any time prior to or after the Closing Date) provided, however, that Sellers’ liability for any Environmental Contamination which has been caused prior to the operation of the Company’s business on the Real Estate is limited to such Environmental Contamination which is within the Sellers’ Knowledge;

b)                           any claim of any third party relating to the failure by the Company, at any time prior to the Closing Date, to comply with, or relating to any liability or alleged liability of any company under, any Environmental Law;

c)                            any Environmental Matter (irrespective of the time when such matter has been caused and irrespective of the party, including the Company, that has caused such matter) related to any property, building, facility or other asset which has been disposed of or abandoned by the Company prior to the Closing Date; and

d)                           any use, storage, disposal of Hazardous Materials in connection with the operation of the Company prior to the Closing Date.

10.2.2                      Any claims of Purchaser under this 10.2 shall be time-barred (verjähren) upon the expiration of four (4) years from the Closing Date.

10.3                        Indemnification Procedure

If Purchaser or any of the Company becomes aware of any facts which may give rise to an indemnification claim under Clause 10.2, Clause 8.4 shall apply mutatis mutandis.

Section 11
Miscellaneous

11.1                        Notices; Power of Attorney; Process Agent

11.1.1                      All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand or by courier to the person and the address set forth below, whereas all Sellers shall be deemed to be notified upon notification by Purchaser of one Seller:

To the Sellers:

Mr. Klaus von Rhein

c/o Hotel am Dom

Wiesenmühlenstraße 6

36037 Fulda, Germany

with a copy to:

Dr. Philipp Grzimek

Jones Day

Thurn-und-Taxis-Platz 6

60313 Frankfurt am Main, Germany

To Purchaser:

Trans World Hotels Germany GmbH
Mr. Paul Dallas Benkley

Director of Business Development
Geschäftsführer
Hilzstraße 106
94469 Deggendorf, Germany

with a copy to:

Dr. Christian Berger
avocado rechtsanwälte
Schillerstr. 20
60313 Frankfurt, Germany

and to:

Jeffrey A. Koeppel

Law Offices of Kirk Halpin & Associates, P.A.

6339 Ten Oaks Road, Suite 150

Clarksville, Maryland 21029
United States of America

11.1.2                      Seller 2, Seller 3, Seller 4 and Seller 5 each hereby grant to Sellers’ Representative an irrevocable power of attorney for purposes of issuing and receiving all declarations under, or in connection with, this Agreement and its implementation and release Sellers’ Representative from the restrictions set forth in § 181 BGB. With respect to the issuance or receipt of notices or other declarations under or in connection with this Agreement Sellers 2 through 5 shall not act themselves but only through Sellers Representative as their joint agent. Sellers’ Representative shall only act in a uniform manner for all Sellers. By the power of attorney attached as Exhibit 11.1.2, Seller 2, Seller 3, Seller 4, and Seller 5 have granted Sellers’ Representative proxy to represent them in all discussions with Tax Authorities. Purchaser may rely upon: (i) the actions, statements, representations, notices given and received by the Sellers’ Representative as if given by all Sellers; (ii) the authority of the Sellers’ Representative to legally contract for and bind all of the Sellers with respect to any matters; and (iii) that the receipt of any funds by the Sellers’ Representative represents receipt of such funds by all Sellers. Sellers shall indemnify and hold Purchaser harmless for its reliance thereon for any matter. This provision is separate and apart from the indemnity provisions in Section 8, but is subject to the Indemnification Procedures of Clause 8.4.

11.1.3                      Seller 2, Seller 3, Seller 4, and Seller 5 hereby appoint Sellers’ Representative as their joint process agent (Zustellungsbevollmächtigter) in Germany for proceedings before any court, governmental authority or arbitral tribunal arising under, or in connection with, this Agreement which involve one or more of Sellers as party. This power of attorney can only be revoked if another person or corporation having its residency or seat in Germany is appointed as new process agent for the aforementioned Sellers in writing to Purchaser. The aforementioned Sellers are obliged to issue written certificates of power of attorney and to have these delivered by the process agent to Purchaser.

11.2                        Public Disclosure, Confidentiality

No Party shall make any press release or similar public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party (except each Party’s officers, employees, and advisors) the contents of this Agreement and any confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party and except as may be required in order to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its parent companies are listed.

11.3                        Costs and Expenses

Any notarial fees, the real estate transfer tax payable in connection with the execution of this Agreement and the implementation of the transactions contemplated hereby, including without limitation all costs for the mortgage and a potential cancellation of such mortgage, shall be borne by Purchaser. Each Party shall pay its own expenses, including the fees of its advisors, incurred in connection with this Agreement.

11.4                        Entire Agreement

This Agreement (including the Recitals and all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

11.5                        Amendments and Waivers

Any provision of this Agreement (including this Clause 11.5) may be amended or waived only if such amendment or waiver is: (i) by written instrument executed by all Parties and explicitly referring to this Agreement, or (ii) by notarized deed, if required by law.

11.6                        Governing Law; Jurisdiction

11.6.1                      This Agreement shall be governed by, and construed in accordance with, the substantive laws of Germany. The Convention on the International Sale of Goods (CISG) shall not apply.

11.6.2                      To the extent permitted by law, the regional court (Landgericht) in Frankfurt am Main shall have exclusive jurisdiction for all disputes arising in connection with this Agreement.

11.7                        Interpretation

11.7.1                      The Exhibits to this Agreement are an integral part of this Agreement, and any reference to this Agreement includes this Agreement and the Exhibits as a whole.

11.7.2                      The headings of the Clauses and sub-Clauses in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

11.7.3                      Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term “including” shall mean “including, without limitation”.

11.7.4                      Any reference to “applicable law” or “applicable laws” contained in this

Agreement shall include any statute, code, regulation, directive, ordinance, binding guideline or other legally binding general rule or decree (anwendbares Recht), applicable in any jurisdiction and relating to any matter whatsoever.

11.7.5                      For the purpose of this Agreement, a “Business Day” shall be any day other than a Saturday, Sunday or other day on which banks in Frankfurt, Germany, are generally closed.

11.8                        Joint and Several Debtors and Creditors

11.8.1                      Sellers shall be jointly and severally liable (gesamtschuldnerische Haftung) for all obligations and liabilities assumed by Sellers under or in connection with this Agreement, including, for the avoidance of doubt, for any liability arising under the Warranties, unless explicitly stated otherwise in this Agreement.

11.8.2                      Sellers shall be joint and several creditors (Gesamtgläubiger) for the rights and claims arising under or in connection with this Agreement. Every payment by Purchaser into the account of Sellers specified in Clauses 2.2, 3.5 and 9.3 shall discharge Purchaser from any payment obligation towards all Sellers.

11.8.3                      This Agreement shall be binding upon, and inure to the benefit of, the Parties’ successors, permitted assigns and heirs.

11.9                        Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

Frankfurt am Main, this 10th day of September, 2014

/s/ Klaus von Rhein
Klaus von Rhein

in his own name and for and on behalf of:

Dr Werner von Rhein

Mechtild von Rhein

Claudia Gärtner-von Rhein

Thomas von Rhein

all on the basis of the power of attorney dated 8 September 2014 (Deed Roll No. 245/2014 K of notary Dr Christoph Kind in Fulda)

/s/ Paul Dallas Benkley	/s/ Thomas Christian Mähder
Paul Dallas Benkley	Thomas Christian Mähder
Trans World Hotels Germany GmbH	Trans World Hotels Germany GmbH